Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements (Nos. 333-192775 and 333-192776) of Aramark on Form S-8 and in Registration Statements (Nos. 333-194077 and 333-202133) of Aramark on Form S-3 of our report dated June 30, 2015, relating to the consolidated financial statements of AIM SERVICES Co., Ltd. and subsidiaries as of March 31, 2015 and 2014 and for each of the three years in the period ended March 31, 2015 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) that accounting principles generally accepted in Japan vary in certain significant respects from accounting principles generally accepted in the United States of America as discussed in Note 15 and (2) that the audits also comprehended the translation of Japanese yen amounts into U.S. dollar amounts and such translation has been made in conformity with the basis stated in Note 1), appearing in the Annual Report on Form 10-K of Aramark for the year ended October 2, 2015.

/s/ DELOITTE TOUCHE TOHMATSU LLC

Tokyo, Japan
November 30, 2015